EXHIBIT 5 Conexant Systems, Inc. 4000 MacArthur Boulevard, West Tower Newport Beach, California 92660-3095
August 25, 2004

Conexant Systems, Inc. 100 Schulz Drive Red Bank, New Jersey 07701

Re:	Opinion Letter - Amphion Resale Form S-3

Ladies and Gentlemen:

                     In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by Conexant Systems, Inc., a Delaware corporation (“Conexant”), of the resale of shares of common stock, par value $.01 per share, of Conexant (including the associated preferred share purchase rights, the “Common Stock”) previously delivered by the Company (the “Shares”) in connection with the acquisition of all outstanding shares of Amphion Semiconductor Limited, a Northern Ireland company (“Amphion”), I advise as follows:

                     I am Associate General Counsel and Assistant Secretary of Conexant. I have reviewed the Amended and Restated Certificate of Incorporation and the By-Laws of Conexant, each as amended to the date hereof, the Registration Statement on Form S-3 to be filed by Conexant under the Securities Act with respect to the Shares (the “Registration Statement”) and the corporate proceedings taken by Conexant in connection with the authorization of the Shares. I have also examined originals, or copies certified or otherwise authenticated to my satisfaction, of such corporate records of Conexant and such other instruments, certificates of public officials and representatives of Conexant and other documents as I have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to questions of fact material to this opinion, I have, when relevant facts were not independently established, relied upon certificates of officers of Conexant and appropriate public officials.

                     On the basis of the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that the Shares have been legally and validly issued and are fully paid and nonassessable.

                     I express no opinion herein as to any laws other than the laws of the State of California, the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.

                     I hereby consent to the reference to me under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ JASMINA THEODORE BOULANGER Jasmina Theodore Boulanger